[LOGO]	Exhibit 99.1

For Additional Information:

CytRx Corporation
Steven A. Kriegsman	Kathryn Hernandez
Chief Executive Officer	Corporate Secretary
310/826-5648	310/826-5648
stevenk@cytrx.com	kathyh@cytrx.com

CYTRX RAISES $5.44 MILLION IN PRIVATE EQUITY FINANCING

Los Angeles, CA – May 30, 2003 – CytRx Corporation (NASDAQ:CYTR) today said it has successfully completed a private placement of 2,940,539 shares of its common stock, raising proceeds of $5.44 million. The shares were sold at a price that was equal to the 20-day moving average for the company’s stock.

In addition, the company issued warrants to purchase an additional 735,136 shares of common stock at an exercise price of $3.05 per share, the closing bid price on May 28, 2003. CytRx has agreed to register all of the privately placed shares of common stock, together with the warrants and the shares issuable upon exercise of the warrants, for resale.

The company said proceeds will be used to continue its global leadership in RNAi technology, initially focused on obesity, diabetes and oncology, as well as furthering its broad-based relationship with the University of Massachusetts Medical School (UMMS) in these programs, including the recently announced breakthrough DNA-based HIV vaccine, and for other corporate purposes.

“Completion of this financing places CytRx in an even stronger position to pursue growth opportunities afforded by the company’s platform technologies,” said Steven A. Kriegsman, the company’s chief executive officer. “Moreover, we are pleased with having attracted a high caliber of institutional investors whose interests are aligned with the company’s plans.”

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The securities to be issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements.

ABOUT CYTRX CORPORATION

CytRx Corporation is a biopharmaceutical company engaged in the development and commercialization of large market opportunity products in a variety of therapeutic categories. The company recently has formed a broad-based strategic alliance with the University of Massachusetts Medical School to develop novel compounds for obesity, diabetes and oncology based on a promising new technology known as RNA interference (RNAi). CytRx is seeking strategic partners to complete the development of FLOCOR, a product for the treatment of sickle cell disease and which may have applications in cancer and disorders such as stroke and heart attack. The company has licensed its TranzFect delivery technology for DNA-based vaccines for certain diseases. A CytRx subsidiary also holds interests in two development stage genomics-based healthcare companies. For more information, visit the CytRx’s website at www.cytrx.com.

CAUTIONARY NOTICE ABOUT FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the potential need for additional capital for CytRx to make future milestone payments and to fund research for its various products, the time and expense to develop CytRx’s DNA-based HIV vaccine and commercial applications for its RNAi technology, and the uncertainty of potential results from the future clinical trials for these products. Additional uncertainties and risks are described in CytRx’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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